Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
November 30, 2004	Robert L. Schumacher at (276) 326-9000

Robert E. Perkinson, Jr. Revocable Trust Adopts 10b5-1 Trading Plan

Bluefield, Virginia – On November 30, 2004, First Community Bancshares, Inc. (Nasdaq: FCBC; www.fcbinc.com) announced the establishment of a stock trading plan for the Robert E. Perkinson, Jr. Revocable Trust. Robert E. Perkinson, Jr. is a director of First Community Bancshares, Inc. The purpose of the plan is to diversify Mr. Perkinson’s investment portfolio for estate planning purposes and to minimize the market effect of his stock sales by spreading them over an extended period of time. The stock trading plan was adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

The stock trading plan provides for the sale of a total of 20,000 shares of First Community Bancshares, Inc. common stock, par value $1.00 per share. Under the stock trading plan, shares may be sold so long as the sales price is not less than a certain prearranged minimum price. Sales pursuant to stock trading plan may be executed beginning on November 29, 2004 and until all 20,000 shares are sold or the stock trading plan is terminated earlier.

Rule 10b5-1 permits corporate officers and directors to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. The transactions under these plans will be disclosed publicly through Form 144 and Form 4 filings with the SEC.

First Community Bancshares, Inc. headquartered in Bluefield, Virginia, is a $1.83 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through 52 full-service banking locations, five loan production offices, and two trust and investment management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National market under the symbol “FCBC”.

DISCLAIMER

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.